Exhibit 15.2

Consent of Han Kun Law Offices

To: Li Auto Inc.

Date: March 10, 2021

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3.D—Risk Factors,” “Item 4.B—Business Overview—Regulation,” and “Item 4.C— Organizational Structure—Contractual Arrangements with Our VIEs and Their Shareholders” in Li Auto Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2020.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES